The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and they are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2006

Prospectus Supplement
October          , 2006
(To Prospectus dated October 24, 2006)

$

CIT GROUP FUNDING COMPANY OF CANADA
% Senior Notes due
Fully, Unconditionally and Irrevocably Guaranteed by
CIT GROUP INC.

          This is an offering of $          aggregate principal amount of our      % Notes due     , which we refer to as the “Notes”. The Notes will mature on          ,      . We will pay interest on the Notes semi-annually in arrears on each and          , commencing          , 2007.

          The Notes will be our unsecured senior obligations and will rank equally with our other unsecured senior indebtedness from time to time outstanding. The Notes will be fully, unconditionally and irrevocably guaranteed on a senior unsecured basis by CIT Group Inc., our indirect parent company. CIT Group Inc.’s guarantee will rank equally in right of payment to all its other unsecured senior indebtedness and guarantees.

          The Notes are not expected to be listed on any securities exchange or included in any quotation system.

Per Note	Total

Public offering price(1)%	$
Underwriting fee %	$
Proceeds, before expenses, to CIT Group Funding Company of Canada (1)%	$

(1)	Plus accrued interest, if any, from , 2006, if settlement occurs after that date.

          These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about     , 2006.

Joint Book-Running Managers
Citigroup	Credit Suisse	Morgan Stanley

TABLE OF CONTENTS

Prospectus Supplement

          You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. No one is authorized to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents. The Notes are not being offered in any jurisdiction where the offer is not permitted.

          Unless otherwise indicated and unless the context otherwise requires, in this prospectus supplement, the terms “CIT Group Funding Company,” “we,” “us” and “our” mean CIT Group Funding Company of Canada, and the terms “CIT,” “CIT Group” and “the Company,” mean CIT Group Inc. and its consolidated subsidiaries, including CIT Group Funding Company. References in this prospectus supplement to “U.S. dollars” or “U.S. $” or “$” are to the currency of the United States of America.

SUMMARY

          This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision.

The Offering

Issuer	CIT Group Funding Company of Canada

Guarantor	CIT Group Inc.

Notes	$ aggregate principal amount of % Senior Notes due

Maturity date	,

Interest	% per year

Interest Payment Dates	Semi-annually in arrears on each and , commencing , 2007. Interest on the Notes being offered by this prospectus supplement will accrue from , 2006.

Ranking	The Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured senior indebtedness.

Guarantee

All payments on the Notes, including principal and interest, will be fully, unconditionally and irrevocably guaranteed by CIT Group Inc. CIT Group Inc.’s guarantee will rank equal in right of payment to all of its other unsecured senior indebtedness and guarantees.

Payment of Additional Amounts

Subject to certain exceptions described in “Description of the Senior Debt Securities — Payment of Additional Amounts,” in the accompanying prospectus, if Canada or the United States requires that taxes, assessments, or other governmental charges be withheld from any amounts paid under or with respect to the Notes, or CIT’s guarantees, to a non-resident of Canada, in the case of Canada, or to a non-U.S. holder, in the case of the United States, we or CIT, as applicable, will pay additional amounts so that the net amount paid to the holder, after deducting the taxes, assessments, or other governmental charges, is not less than the amount then due and payable on such notes.

Redemption for Tax Reasons

In the event we or CIT become obligated to pay additional amounts in respect of the Notes as a result of certain changes in Canadian or United States tax law, we may redeem such Notes, in whole but not in part, at the principal amount thereof plus accrued and unpaid interest to the redemption date upon not less than 30 nor more than 60 days notice. See “Description of the Senior Debt Securities — Redemption for Tax Reasons” in the accompanying prospectus.

Certain Covenants	The indenture, pursuant to which the Notes will be issued, will contain covenants that will, among other things, limit the ability of

CIT Group Inc. to:

• incur certain liens; or
• merge or consolidate or sell all or substantially all of its assets.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Senior Debt Securities—Negative Pledge” and “Description of the Senior Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus.

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We intend to use the net proceeds from this offering to provide additional working funds for us, CIT and its subsidiaries. See “Use of Proceeds.”

Trustee, Registrar and Paying Agent	The Bank of New York

USE OF PROCEEDS

          CIT Group Funding Company estimates that it will receive net proceeds of approximately $           from this offering, after deducting the underwriters’ commissions and the estimated offering expenses. We currently anticipate using the net proceeds to provide additional working funds for us, CIT and its subsidiaries.

DESCRIPTION OF THE NOTES

          The following description of the particular terms of the Notes offered hereby (referred to in the accompanying prospectus as the “senior debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the senior debt securities set forth under the caption “Description of the Senior Debt Securities” in the accompanying prospectus, to which description reference is hereby made. Except as otherwise defined herein, capitalized terms defined in the accompanying prospectus have the same meanings when used herein.

          The following is a summary of the material provisions of the Notes, the guarantees and the indenture and such summary is qualified in its entirety by the provisions of the indenture, the Notes and the guarantees, including definitions of terms used therein. Because this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. A copy of the indenture, the Notes and the guarantees will be available for inspection during normal business hours at the offices of the trustee.

          As used in this “Description of the Notes’’ section, the terms “we,’’ “us,’’ “our’’ and “CIT Group Funding Company’’ mean CIT Group Funding Company of Canada and do not include CIT Group Inc. or its other subsidiaries, and “CIT’’ means CIT Group Inc. As used in this “Description of the Notes’’ section, the term “Notes’’ means the           % Senior Notes due           , and the term “guarantee’’ means the guarantee related to the Notes.

General

          The Notes will be limited to $          aggregate principal amount and will mature on           ,      . The Notes together with the related guarantees by CIT Group Inc., will be issued under an indenture to be entered into among CIT Group Funding Company of Canada, as issuer, CIT Group Inc., as guarantor, and The Bank of New York, as trustee. We will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000. We may, from time to time, without the consent of the existing holders of the Notes, issue additional notes under the indenture having the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the Notes being offered by this prospectus supplement. In addition to the Notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

          Interest at the annual rate set forth on the cover page of this prospectus supplement will accrue from           , 2006 and is to be payable semiannually in arrears on           and           of each year, commencing           , 2007, to the Persons in whose names the Notes are registered at the close of business on the preceding           and           , respectively. If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date this payment was due, and no additional interest will accrue as a result of this delayed payment. Interest payments on the Notes will include the applicable amount of interest accrued from and including the last interest payment date to which interest has been paid (or from and including the issue date if no interest has been paid with respect to such notes) to, but excluding, the interest payment date, or maturity date, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All payments on the Notes will be made in United States dollars.

          There will be no sinking fund payments for the Notes.

          A “business day’’ is a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

          The provisions in the accompanying prospectus under the captions “Description of the Senior Debt Securities — Negative Pledge,” “Description of the Senior Debt Securities — Consolidation, Merger or Sale,” “Description of the Senior Debt Securities — Events of Default,” “Description of the Senior Debt Securities — Modification of Indenture,” “Description of the Senior Debt Securities — Global Securities,” “Description of the Senior Debt Securities — Global Clearance and Settlement Procedures,” “Description of the Senior Debt Securities — Discharge; Defeasance and Covenant Defeasance,” “Description of the Senior Debt Securities — Payment of Additional Amounts,” “Description of the Senior Debt Securities — Redemption for Taxation Reasons,” “Description of the Senior Debt Securities — Paying Agent,” “Description of the Senior Debt Securities —

Concerning the Trustee,” and “Description of the Senior Debt Securities — Governing Law,” will apply to the Notes.

Guarantee

          CIT will fully, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, and interest on, the Notes and any of our other obligations under the indenture with respect to the Notes when and as the same shall become due and payable, whether at maturity or otherwise. CIT’s guarantee is an unsecured senior obligation of CIT and will rank equally with all other unsecured senior obligations of CIT. The guarantee provides that in the event of a default in payment of principal of, or interest on, the Notes, the holder of such Notes may institute legal proceedings directly against CIT to enforce the applicable guarantee without first proceeding against us.

Ranking

          The Notes will be our direct unsecured senior obligations. The Notes will rank equally with all of our other senior unsecured indebtedness. Any of our secured indebtedness will rank ahead of the Notes to the extent of the assets securing such indebtedness. On a pro forma basis as of September 30, 2006, after giving effect to the offering of the Notes, we would have had $           of outstanding senior indebtedness, none of which would have been secured indebtedness.

          CIT Group Funding Company is an indirect, wholly owned subsidiary of CIT. CIT Group Funding Company was formed for the purpose of acting as CIT’s finance subsidiary in Canada and for issuing debt to fund certain of CIT’s operations, including those in Canada and parts of Europe. All indebtedness of CIT Group Funding Company is guaranteed by CIT, its ultimate parent company.

          CIT conducts operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, CIT’s cash flow and its ability to meet its obligation under the guarantee will be largely dependent on the earnings of its subsidiaries and the distribution or other payment of those earnings to CIT in the form of dividends, returns of capital, loans or advances and repayment of loans and advances from CIT. CIT’s subsidiaries are separate and distinct legal entities and, other than CIT Group Funding Company, none of CIT’s subsidiaries have any obligation to pay the amounts that will be due on the Notes or the guarantee or to make any funds available for payment of amounts that will be due on the Notes or the guarantee. Because CIT is a holding company, its obligations under the guarantee will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, CIT’s rights, and the rights of CIT’s creditors, including the rights of the holders of the Notes to participate in any distribution of assets of any of CIT’s subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that CIT may be a creditor with recognized claims against its subsidiaries, its claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to it.

Book-Entry, Delivery and Form

          The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited on           , 2006 with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, except for a few special situations described in the accompanying prospectus under the caption “Description of the Senior Debt Securities—Global Securities” and “Description of the Senior Debt Securities—Global Clearance and Settlement Procedures” in the accompanying prospectus. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The provisions in the accompanying prospectus under the caption “Certain U.S. Federal Income Tax Considerations” will apply to the Notes.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

          The following summary of certain Canadian federal income tax consequences of the purchase and ownership of the notes is based on the current provisions of the Income Tax Act (Canada) (“Tax Act’’) and the regulations thereunder, the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof, and all specific proposals (the “Tax Proposals”) to amend the Tax Act and the regulations thereunder publicly announced prior to the date hereof, all of which are subject to change or changes in interpretation, possibly on a retroactive basis.

          This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, including insurers or other entities not resident in Canada which carry on business in Canada. Such holders may be subject to Canadian federal income tax consequences different from those set forth below. Except for the Tax Proposals, this summary does not take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA whether by legislative, governmental or judicial decision or action and does not take into account provincial, territorial, local or foreign tax consequences.

          Non-Canadian Holders

          As used herein, the term “Non-Canadian Holder’’ means a beneficial owner of Notes acquired under this offering who, at all relevant times, for purposes of the Tax Act, (i) is not and has not been resident or deemed to be resident in Canada at any time, (ii) does not use or hold the notes in carrying on business in Canada, and (iii) deals with CIT Group Funding and CIT at arm’s length. For purposes of the Tax Act, related persons, as defined therein, are deemed not to deal at arm’s length and it is a question of fact whether persons not related to each other deal at arm’s length.

          Interest or principal paid or credited on the Notes to a Non-Canadian Holder by CIT Group Funding Company or by CIT under the guarantee and amounts received by a Non-Canadian Holder on the disposition of the Notes will not be subject to Canadian withholding tax.

          No other taxes on income (including capital gains) will be payable under the Tax Act by a Non-Canadian Holder in respect of the acquisition, holding, redemption or disposition of a Note or the guarantee.

UNDERWRITING

          We are offering the Notes described in this prospectus supplement through a number of underwriters. Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated are the representatives of the underwriters named below. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of Notes listed next to its name in the following table:

Underwriter	Principal Amount of Notes

Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated

Total	$

          The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.

          We have been advised by the underwriters that they propose to offer the Notes initially to the public at the public offering price shown on the cover page hereof and to certain dealers at that price less a selling concession of % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession of % of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the Notes, the underwriters may change the offering price and other selling terms.

          We estimate that our expenses for this offering will be approximately $          .

          We have agreed to indemnify the underwriters and certain controlling persons against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

          The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

          The following table shows the underwriting fee that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Fee Paid by CIT Group Funding Company

Per Note	%

          In connection with the offering of the Notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

          The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

          In the ordinary course of business, the underwriters or their affiliates have provided and may in the future provide commercial banking, financial advisory or investment banking services for CIT and its subsidiaries for which they have received or will receive customary compensation.

Offering Restrictions

                    The Notes will be offered for sale in the United States and, from time to time, in jurisdictions outside the United States, subject to applicable law.

European Economic Area

                    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) each underwriter will represent and agree, and each further underwriter appointed under the Program will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State:

                    (a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

                    (b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

                    (c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

                    (d) at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

                    For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means to communicate in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and thus this pricing supplement and the accompanying prospectus has not been and will not be submitted to the Autorité des Marchés Financiers for approval (“visa”) in France.

Each underwriter has further represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any Notes to the public in France and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France this prospectus supplement or any other offering material relating to the Notes and that any offers, sales and distributions have been and will be made in France to (i)

providers of investment services relating to portfolio management for the account of third parties, (ii) qualified investors (investisseurs qualifiés) and/or a restricted group of investors (cercle restreint d’investisseurs), all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D.411-1, D.411-2, D.411-3 and D.411-4 of the French Monetary and Financial Code.

Each underwriter has further represented and agreed that this prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement and this pricing supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of the Notes for their own account and undertake not to transfer, directly or indirectly, the Notes to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Germany

Each underwriter has agreed and represented that the Notes have not been and will not be offered or sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the provisions of the German Securities Prospectus Act (Wertpapierprospektgesetz - WpPG) of June 22, 2005, as amended, or of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan. The Notes purchased may not be transferred directly or indirectly in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) except that they may be transferred to qualified institutional investors as defined under the Securities and Exchange Law of Japan.

Korea

The Notes have not been registered under the Securities and Exchange Law and each underwriter has represented and agreed that none of the Notes has been or will be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the Securities and Exchange Law, the Foreign Exchange Transaction Law and any other applicable laws, regulations and ministerial guidelines in Korea. Without prejudice to the foregoing, where the Notes are sold or re-sold to Korean residents, the Notes may only be sold or re-sold to those Korean residents that are qualified to purchase them under the relevant laws and regulations without having first to obtain prior governmental approvals under the relevant Korean laws/regulations, including the Foreign Exchange Transaction Law (or that have obtained the required prior governmental approvals do so).

Luxembourg

Each underwriter has agreed and represented that the Notes may not be offered or sold in the Grand Duchy of Luxembourg, directly or indirectly, and neither this prospectus supplement nor the accompanying prospectus or any other offering circular, prospectus, form of advertisement, form of communication or other material may be distributed, or otherwise made available in form, or published in, the Grand Duchy of Luxembourg except in circumstances which do not constitute an offer of Notes to the public.

Malaysia

No prospectus or other offering documents has been or will be registered with the Securities Commission under the Securities Commission Act 1993 in respect of the Notes. Each underwriter has represented and agreed that the Notes will only be offered for sale to non-residents of Malaysia (being persons who are not citizens or permanent residents of Malaysia and who do not engage in a trade or business in Malaysia and includes any offshore company incorporated under the OCA 1990 and any foreign offshore company registered under the OCA 1990) and that this Prospectus or any other offering document or material relating to the Notes will not be distributed or circulated, whether directly or indirectly, to residents of Malaysia.

The Netherlands

Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in the Netherlands unless one of the exemptions from or exceptions to the prohibitions contained in article 3 of the Dutch Securities Transaction Supervision Act 1995 (Wet toezicht eÅectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

People’s Republic of China

Each underwriter has represented and agreed that it has not and will not circulate or distribute this prospectus supplement in the People’s Republic of China (PRC) and it has not offered or sold, and will not offer or sell to any person for re-offering or resale, directly or indirectly, any Notes to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Hong Kong, Macau and Taiwan. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published and no offer or sale of any Notes may be made in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each underwriter has further represented and agreed to notify and hereby notifies each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased the Notes from or through that underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except:

(1) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

Switzerland

Each underwriter has agreed and represented that this prospectus supplement may only be used by those persons, and the Notes are only offered to those persons and/or entities directly solicited by the underwriters. The Notes will not be offered, directly or indirectly, to the public in Switzerland, and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

United Kingdom

Each underwriter has represented and agreed, and each further underwriter will be required to represent and agree, that:

No deposit taking: in relation to any notes which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act of 2000 (the “FSMA”) by us.

Financial promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not, or in the case of the Company, would not, if it was not an authorized institution, apply to the Company; and

General compliance: it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

          Certain legal matters in connection with the offering of the Notes will be passed upon for us by Shearman & Sterling LLP, New York, New York, Blake, Cassels & Graydon LLP, Toronto, Canada and Stewart McKelvey Stirling Scales, Nova Scotia, Canada. Certain legal matters in connection with the offering of the Notes will be passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

          The consolidated balance sheets of CIT Group Inc. and its subsidiaries as of December 31, 2005 and December 31, 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2005, December 31, 2004 and December 31, 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference to CIT Group Inc.’s Current Report on Form 8-K filed with the SEC on May 31, 2006 (which Current Report revises segment disclosures included in its financial statements filed in its 2005 Annual Report) have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

SENIOR DEBT SECURITIES
OF
CIT GROUP FUNDING COMPANY OF CANADA
FULLY, UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY
CIT GROUP INC.

          CIT Group Funding Company of Canada may from time to time offer and sell senior debt securities covered by this prospectus directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The senior debt securities will be fully, unconditionally and irrevocably guaranteed on a senior unsecured basis by CIT Group Inc., the indirect parent company of CIT Group Funding Company of Canada.

          We will provide the specific terms and prices of the senior debt securities that we may offer in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any senior debt securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest in the senior debt securities.

          We may sell senior debt securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any senior debt securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those senior debt securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2006.

ABOUT THIS PROSPECTUS

          The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we or CIT otherwise refer you. Neither we nor CIT have authorized anyone else to provide you with different information. Neither we nor CIT are making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

          This prospectus is part of a registration statement that we and CIT filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides you with a general description of the securities we and CIT may offer. Each time we and CIT sell or issue securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement may also contain information about any material U.S. and Canadian federal income tax considerations relating to the securities described in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement, together with the additional information described under “Where You Can Find More Information.” You should read the entire prospectus and the applicable prospectus supplement, including the information incorporated by reference, before making an investment decision.

          Unless otherwise indicated and unless the context otherwise requires, in this prospectus, the terms “CIT Group Funding Company,” “we,” “us” and “our” mean CIT Group Funding Company of Canada, and the terms “CIT,” “CIT Group” and “the Company,” mean CIT Group Inc. and its consolidated subsidiaries, including CIT Group Funding Company. References in this prospectus to “U.S. dollars” or “U.S. $” or “$” are to the currency of the United States of America.

          This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

          The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and CIT and the securities offered under this prospectus. That registration statement can be obtained through the SEC’s Web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

          CIT Group Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. CIT’s SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document that CIT files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about CIT by visiting its Web site at www.cit.com. CIT’s Web site address has been included as an inactive textual reference only. Information on CIT’s Web site is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement.

          CIT is incorporating by reference into this prospectus and any accompanying prospectus supplement the information that CIT files with the SEC, which means that CIT can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and information that CIT files later with the SEC will automatically update and supersede the previously filed information. CIT incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished (provided, however, the information furnished under Item 2.02 of the Current Report on Form 8-K, including Exhibit 99.1, filed by CIT with the SEC on October 18, 2006 shall be deemed to be “filed” for purposes of the Exchange Act and is incorporated by reference into this prospectus), under applicable SEC rules, rather than filed, until the completion of this offering.

          CIT incorporates by reference the documents listed below.

•	CIT’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Annual Report”);

•	CIT’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	CIT’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006;

•	CIT’s Definitive Proxy Statement filed with the SEC on April 3, 2006; and

•

CIT’s Current Reports on Form 8-K filed with the SEC on January 18, 2006, January 20, 2006, January 25, 2006, January 26, 2006, February 10, 2006, February 16, 2006, February 27, 2006, March 1, 2006, March 2, 2006, March 15, 2006, March 27, 2006, March 28, 2006, March 29, 2006, April 19, 2006, April 25, 2006, April 27, 2006, May 8, 2006, May 11, 2006, May 15, 2006, May 24, 2006, May 31, 2006 (which Current Report revises CIT’s segment disclosures included in its financial statements filed in its 2005 Annual Report), June 6, 2006, June 8, 2006, July 14, 2006, July 19, 2006, July 24, 2006, July 25, 2006, July 27, 2006, August 3, 2006, August 8, 2006, August 11, 2006, August 16, 2006, August 21, 2006, August 22, 2006, September 5, 2006, September 6, 2006, September 11, 2006, September 21, 2006, October 18, 2006 and October 19, 2006.

          You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

Glenn Votek
Executive Vice President And Treasurer
CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
(973) 740-5000

FORWARD-LOOKING STATEMENTS

          This prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Any forward-looking statements contained in this prospectus, the prospectus supplement and the documents incorporated by reference in this prospectus are subject to unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about CIT’s:

•	liquidity risk management;

•	credit risk management;

•	asset and liability risk management;

•	funding, borrowing costs and net finance revenue;

•	capital, leverage and credit ratings;

•	operational risks, including the success of build-out initiatives;

•	legal risks;

•	growth rates;

•	commitments to extend credit or purchase equipment; and

•	legal proceedings and their effects on its business.

          All forward-looking statements involve risks and uncertainties, many of which are beyond CIT’s control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

•	risks of economic slowdown, downturn or recession;

•	industry cycles and trends;

•	demographic trends;

•	risks inherent in changes in market interest rates and quality spreads;

•	funding opportunities and borrowing costs;

•	changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets;

v

•	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks;

•	adequacy of reserves for credit losses;

•	risks associated with the value and recoverability of leased equipment and lease residual values;

•	changes in laws or regulations governing our business and operations;

•	changes in competitive factors; and

•	future acquisitions and dispositions of businesses or asset portfolios.

          Any or all of CIT’s forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about the performance of the Company. Neither CIT nor the Company assumes the obligation to update any forward-looking statement for any reason, except as required by law.

SUMMARY

          This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This is only a summary and therefore does not contain all the information that may be important to you. You should read carefully the entire prospectus, including the description of the senior debt securities, and CIT’s consolidated financial statements and the other information incorporated by reference in this prospectus, before deciding whether or not to purchase the senior debt securities.

CIT GROUP FUNDING COMPANY OF CANADA

          CIT Group Funding Company is an indirect, wholly owned subsidiary of CIT. CIT Group Funding Company was formed for the purpose of acting as CIT’s finance subsidiary in Canada and for issuing debt to fund certain of CIT’s operations, including those in Canada and parts of Europe. All indebtedness of CIT Group Funding Company is guaranteed by CIT, its ultimate parent company. CIT Group Funding Company is incorporated in Nova Scotia, Canada.

CIT GROUP INC.

          CIT Group Inc., a Delaware corporation, is a leading global commercial and consumer finance company with a focus on middle-market companies. Founded in 1908, CIT provides financing and leasing capital for consumers and companies in a wide variety of industries. CIT offers vendor, equipment and commercial finance products, factoring, home lending, small business lending, student lending, structured financing products, and commercial real estate financing, as well as mergers and acquisitions and management advisory services.

          CIT has broad access to customers and markets through its diverse businesses. Each business has industry alignment and focuses on specific sectors, products, and markets, with portfolios diversified by client and geography. The majority of CIT’s businesses focus on commercial clients ranging from small to larger companies with particular emphasis on the middle-market. CIT serves a wide variety of industries, including manufacturing, transportation, retailing, wholesaling, construction, healthcare, communications and various service-related industries. CIT also provides financing to consumers in the home and student loan markets.

          CIT’s commercial products include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit and interest rate protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, acquisition and expansion financing and U.S. government-backed small business loans. Consumer products are primarily first mortgage loans and government-backed student loans. CIT’s commercial and consumer offerings include both fixed and floating-interest rate products.

          CIT also offers a wide variety of services to its commercial and consumer clients, including capital markets structuring and syndication, finance-based insurance, and advisory services in asset finance, balance sheet restructuring, merger and acquisition and commercial real estate analysis.

          CIT generates transactions through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors, and through referral sources and other intermediaries. In addition, CIT’s business units work together both in referring transactions among units (i.e. cross-selling) and by combining various products and structures to meet its customers’ overall financing needs. CIT also buys and sells participations in and syndications of finance receivables and lines of credit. From time to time, in the normal course of business, CIT purchases finance receivables on a wholesale basis (commonly called bulk portfolio purchases).

          CIT generates revenue by earning interest income on the loans it holds on its balance sheet, collecting rentals on the equipment it leases and generating fee and other income from its service-based operations. CIT also sells certain finance receivables and equipment to reduce its concentration risk, manage its balance sheet or improve profitability.

          CIT funds its businesses in the capital markets. The primary funding sources are term debt (U.S., European, and other), commercial paper (U.S., Canada and Australia), and asset-backed securities (U.S. and Canada).

          Our and CIT’s principal executive offices are located at 505 Fifth Avenue, New York, New York 10017. Our telephone number is (212) 771-0505.

USE OF PROCEEDS

          Unless the applicable prospectus supplement indicates otherwise, the net proceeds from any sale of the offered securities will be used to provide additional working funds for CIT Group Inc. CIT has not yet determined the amounts that it may use in connection with its business or that it may furnish to its subsidiaries.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

          The senior debt securities, together with the related guarantees by CIT Group Inc., will be issued under an indenture to be entered into among CIT Group Funding Company of Canada, as issuer, CIT Group Inc., as guarantor, and The Bank of New York, as trustee. Senior debt securities will be issued under a senior indenture. The senior indenture is referred to in this prospectus as the “indenture.” The indenture may be supplemented from time to time.

          This prospectus briefly outlines some of the provisions of the indenture. The following summary of the material provisions of the indenture is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indenture that is filed as an exhibit to the registration statement of which this prospectus forms a part for additional information.

          In addition, the material specific financial, legal and other terms as well as any material U.S. federal and Canadian income tax consequences particular to senior debt securities of each series will be described in the prospectus supplement relating to the senior debt securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of senior debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

          As used in this “Description of the Senior Debt Securities” section, the terms “we,” “us,” “our” and “CIT Group Funding Company” mean CIT Group Funding Company of Canada and do not include CIT Group Inc. or its other subsidiaries, and “CIT” means CIT Group Inc.

General

          The indenture does not limit the amount of senior debt that we may issue under the indenture or otherwise. Under the indenture, we may issue the senior debt securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount.

          Unless otherwise specified in the prospectus supplement, the senior debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Any of our secured indebtedness will rank ahead of the senior debt securities to the extent of the value of the assets securing such indebtedness.

          CIT Group Funding Company is an indirect, wholly owned subsidiary of CIT. CIT Group Funding Company was formed for the purpose of acting as CIT’s finance subsidiary in Canada and for issuing debt to fund certain of CIT’s operations, including those in Canada and parts of Europe. All indebtedness of CIT Group Funding Company is guaranteed by CIT, its ultimate parent company.

          CIT conducts operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, CIT’s cash flow and its ability to meet its obligation under the guarantees will be largely dependent on the earnings of its subsidiaries and the distribution or other payment of these earnings to CIT in the form of dividends, returns of capital, loans or advances and repayment of loans and advances from CIT. CIT’s subsidiaries are separate and distinct legal entities and, other than CIT Group Funding Company, none of CIT’s subsidiaries has any obligation to pay the amounts that will be due on the senior debt securities or the guarantees or to make any funds available for payment of amounts that will be due on the senior debt securities or the guarantees. Because CIT is a holding company, its obligations under the guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, CIT’s rights, and the rights of CIT’s creditors, including the rights of the holders of the senior debt securities to participate in any distribution of assets of any of CIT’s subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that CIT may be a creditor with recognized claims against its subsidiaries, its claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to it.

          The prospectus supplement relating to any series of senior debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following, as applicable:

•	the title and series of such senior debt securities, which may include medium-term senior debt securities;

•	the total principal amount of the series of senior debt securities and whether there shall be any limit upon the aggregate principal amount of such senior debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of the senior debt securities will be payable;

•

the rate or rates at which such senior debt securities will bear interest, if any, which rate may be zero in the case of certain senior debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such senior debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•

the place or places where the principal of or any premium or interest on such senior debt securities will be payable, where any of such senior debt securities that are issued in registered form may be surrendered for registration of, transfer or exchange, and where any such senior debt securities may be surrendered for conversion or exchange;

•

if such senior debt securities are to be redeemable at our option, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such senior debt securities may be redeemed, in whole or in part, at our option;

•

provisions specifying whether we will be obligated to redeem or purchase any of such senior debt securities pursuant to any sinking fund or analogous provision or at the option of any holder of such senior debt securities and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such senior debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such senior debt securities so redeemed or purchased;

•	if other than denominations of $2,000 and any $1,000 integral multiple thereof, the denominations in which any senior debt securities to be issued in registered form will be issuable;

•

provisions specifying whether the senior debt securities will be exchangeable for securities of CIT or other issuers and, if so, the terms and conditions upon which such senior debt securities will be so exchangeable;

•

if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of such senior debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•	if other than U.S. dollars, the currency of payment, including composite currencies, of the principal of, and any premium or interest on any of such senior debt securities;

•

provisions specifying whether the principal of, and any premium or interest on such senior debt securities will be payable, at the election of CIT Group Funding Company or a holder of senior debt securities, in a currency other than that in which such senior debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on such senior debt securities;

•

provisions specifying whether such senior debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•	any deletions from, modifications of or additions to the events of default or covenants of CIT Group Funding Company and/or CIT Group Inc. with respect to such senior debt securities;

•	terms specifying whether the provisions described below under “—Discharge; Defeasance and Covenant Defeasance” will be applicable to such senior debt securities;

•

terms specifying whether any of such senior debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such senior debt securities to be authenticated and delivered; and

•	any other terms of such senior debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such senior debt securities.

          The prospectus supplement relating to senior debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

          We may from time to time, without the consent of the existing holders of the senior debt securities, create and issue further senior debt securities having the same terms and conditions as the previously issued senior debt securities in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Such senior debt securities will be fungible with the previously issued senior debt securities to the extent specified in the applicable prospectus supplement or pricing supplement.

          We may also in the future issue senior debt securities other than the senior debt securities described in this prospectus. There is no requirement that any other senior debt securities that we issue be issued under the indenture described in this prospectus. Thus, any other senior debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indenture or applicable to one or more issues of the senior debt securities described in this prospectus.

Guarantees

          CIT will fully, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, and interest on, the senior debt securities and any of our other obligations under the indenture with respect to the senior debt securities when and as the same shall become due and payable, whether at maturity or otherwise. CIT’s guarantees are unsecured senior obligations of CIT and will rank equally with all other unsecured senior obligations of CIT. The guarantees provide that in the event of a default in payment of principal of, or interest on, senior debt securities of a particular series, the holder of such series of senior debt securities may institute legal proceedings directly against CIT to enforce the applicable guarantee without first proceeding against us.

Negative Pledge

          The indenture does not limit the amount of other securities that we, CIT or any of its subsidiaries may issue. However, the indenture contains a provision that we refer to in this prospectus as the “Negative Pledge” that provides that CIT will not pledge or otherwise subject to any lien any of its property or assets to secure indebtedness for money borrowed that is incurred, issued, assumed or guaranteed by CIT, subject to certain exceptions.

          The terms of the Negative Pledge do nevertheless permit CIT to create:

•	liens in favor of any of CIT’s subsidiaries;

•	purchase money liens;

•	liens existing at the time of any acquisition that CIT may make;

•	liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

•

liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers’ acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

•	liens upon any real property acquired or constructed by CIT primarily for use in the conduct of its business;

•

arrangements providing for CIT’s leasing of assets, which CIT has sold or transferred with the intention that CIT will lease back these assets, if the lease obligations would not be included as liabilities on CIT’s consolidated balance sheet;

•	liens to secure non-recourse debt in connection with CIT’s leveraged or single-investor or other lease transactions;

•	consensual liens created in CIT’s ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on CIT’s consolidated balance sheet;

•	liens created by CIT in connection with any transaction that CIT intends to be a sale of its property or assets;

•	liens on property or assets financed through tax-exempt municipal obligations;

•

liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

•	liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of CIT’s consolidated net worth.

Consolidation, Merger or Sale

          Subject to the provisions of the Negative Pledge described above, the indenture will not prevent either us or CIT from consolidating or merging with any other corporation or selling our or CIT’s assets as, or substantially as, an entirety. However, we and CIT have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our or CIT’s properties and assets to any person, unless, among other things:

•

the successor entity (if other than us or CIT, as applicable) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the senior debt securities then outstanding and the performance and observance of every covenant in the indenture that we or CIT would otherwise have to perform as if it were an original party to the indenture;

•

the corporation to which our or CIT’s properties and assets (as an entirety or substantially as an entirety, as applicable) are sold expressly assumes, by a supplemental indenture the due and punctual payment of the principal of, and any premium and any interest on, all the senior debt securities then outstanding and the performance and observance of every covenant in the indenture that we or CIT would otherwise have to perform as if it were an original party to the indenture; and

•

we, CIT or any such successor entity (if other than us or CIT, as applicable), or purchaser of our or CIT’s properties and assets, as applicable, is not immediately thereafter in default under the indenture.

          The successor entity or purchaser of our or CIT’s properties and assets, as applicable, will assume all of our or CIT’s obligations, as applicable, under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor entity will have all of our or CIT’s rights and powers under the indenture, as applicable.

Events of Default

          An “event of default” means any one of the following events that occurs with respect to a series of the senior debt securities issued under the indenture:

•	we fail to pay interest on any senior debt securities for 30 days after payment was due;

•	we fail to make the principal or any premium payment on any debt security of such series when due;

•	we fail to make any sinking fund payment or analogous obligation when due in respect of any senior debt securities of such series;

•

we or CIT fail to perform any other covenant in the indenture in respect of the senior debt securities of such series or the guarantee and this failure continues for 30 days after we or CIT receives written notice of it (other than any failure to perform in respect of a covenant included in the indenture solely for the benefit of another series of senior debt securities);

•	any guarantee ceases to be, or CIT asserts that any guarantee no longer is, in full force and effect and enforceable in accordance with its terms;

•

any event of default shall have occurred in respect of our or CIT’s indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $25.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we or CIT receive written notice; or

•	we, CIT or a court take certain actions relating to the bankruptcy, insolvency or reorganization of us or CIT.

          The supplemental indenture or the form of security for a particular series of senior debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of senior debt securities will be discussed in the prospectus supplement relating to such series. Other than as specified above, a default under our other indebtedness will not be a default under the indenture for the senior debt securities covered by this prospectus, and a default under one series of senior debt securities will not necessarily be a default under another series.

          If an event of default with respect to outstanding senior debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of outstanding senior debt securities of that series may declare, in a written notice, the principal amount (or specified amount) on all senior debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of us or CIT, all unpaid principal amount (or specified amount) of and all accrued and unpaid interest on the outstanding senior debt securities of such series shall automatically become immediately due and payable.

          The trustee may withhold notice to the holders of our senior debt securities of any default (except for defaults that involve our failure to pay principal of, premium, if any or interest, if any, or any sinking fund payment, if applicable, on any series of senior debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of senior debt securities.

          At any time after a declaration of acceleration with respect to senior debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding senior debt securities of that series, by written notice to us, CIT and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited, or caused to be paid or deposited, with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•

we have cured or the holders of the senior debt securities of such series have waived all events of default, other than the non-payment of accelerated principal, and interest with respect to senior debt securities of that series, as provided in the indenture.

          If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding senior debt securities of all series under the indenture, by notice to the trustee, may waive any past event of default or its consequences under the indenture. However, an event of default cannot be waived with respect to any series of senior debt securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on, any senior debt security; or

•	a default in a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding senior debt securities of that series.

          Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of senior debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such series of senior debt securities.

          We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Modification of Indenture

          The indenture contains provisions permitting us, CIT and the trustee to amend, modify or supplement the indenture and any supplemental indenture under which senior debt securities are issued. Generally, these changes require the consent of the holders of at least a majority of the outstanding principal amount of each series of senior debt securities affected by the change.

          However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of any senior debt security, and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants is effective against any holder without its consent. In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

          In computing whether the holders of the requisite principal amount of outstanding senior debt securities have taken action under the indenture or any supplemental indenture:

•

for an original issue discount security, we and CIT will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; and

•

for a senior debt security denominated in a foreign currency or currencies, we and CIT will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the senior debt security.

Global Securities

          We may issue the global securities in registered form, in either temporary or permanent form. Unless the prospectus supplement specifies otherwise, senior debt securities, when issued, will be represented by a permanent global security or securities, and each permanent global security will be deposited with, or on behalf of, The Depository Trust Company, which we refer to as the Depositary, and registered in the name of a nominee of the Depositary. Investors may elect to hold interests in the global debt securities through either the Depositary (in the United States), or Clearstream or Euroclear (outside of the United States), if they are participants of those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold the interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in those capacities, the “U.S. Depositaries”). Except under the limited circumstances described below, permanent global securities will not be exchangeable for securities in definitive form and will not otherwise be issuable in definitive form.

          Ownership of beneficial interests in a permanent global security will be limited to institutions that have accounts with the Depositary or its nominee (each a “participant”) or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for that permanent global security. Ownership of beneficial interests in that permanent global security by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The Depositary has no knowledge of the actual beneficial owners of securities. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global security.

          We have been advised by the Depositary that upon the issuance of a permanent global security and the deposit of that permanent global security with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global security to the accounts of participants.

          The paying agent will make all payments on securities represented by a permanent global security registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global security representing the securities. The Depositary has advised us that upon receipt of any payment of principal of, or premium or interest, if any, on a permanent global security, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global security as shown in the records of the Depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

          None of CIT Group Funding Company, CIT, any trustee, any agent of CIT Group Funding Company or CIT, or any agent of a trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global security or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

          A permanent global security is exchangeable for definitive securities registered in the name of, and a transfer of a permanent global security may be registered to, any person other than the Depositary or its nominee, only if:

•

the Depositary notifies us or CIT that it is unwilling or unable to continue as Depositary for that permanent global security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor Depositary within 90 days;

•	we, in our discretion, determine that the permanent global security will be exchangeable for definitive securities in registered form; or

•

an event of default under the indenture shall have occurred and be continuing, as described in the prospectus, and we, CIT, the trustee, or the applicable registrar and paying agent notify the Depositary that the permanent global security will be exchangeable for definitive securities in registered form.

          Unless otherwise specified in a prospectus supplement, any permanent global security which is exchangeable will be exchangeable in whole for definitive securities in registered form, of like tenor and of an equal aggregate principal amount as the permanent global security, in denominations of $2,000 and $1,000 integral multiples thereof. Those definitive securities will be registered in the name or names of such person or persons as the Depositary shall instruct such trustee. We expect that those instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the permanent global security.

          In the event definitive securities are issued, you may transfer the definitive securities by presenting them for registration to the registrar at its New York office, as the case may be. If you transfer less than all of your definitive securities, you will receive a definitive security or securities representing the retained amount from the registrar at its New York office, as the case may be, within 30 days of presentation for transfer. Definitive securities presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee for the securities, duly executed by the holder or his attorney duly authorized in writing. You can obtain a form of written instrument of transfer from the registrar for the securities at its New York office. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive securities, but otherwise transfers will be without charge. If we issue definitive securities,

•	principal of and interest on the securities will be payable in the manner described below;

•	the transfer of the securities will be registrable; and

•	the securities will be exchangeable for securities bearing identical terms and provisions.

          If we issue definitive securities, we will do so at the office of the paying agent, including any successor paying agent and registrar for the securities.

          We may pay interest on definitive securities, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. The term “record date,” as used in this prospectus, means the close of business on the fifteenth day preceding any interest payment date.

          Notwithstanding the foregoing, the Depositary, as holder of the securities, or a holder of more than $l million in aggregate principal amount of securities in definitive form, may require a paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions. Such paying agent must receive these instructions by the close of business on the regular record date corresponding to the applicable interest payment date.

          A paying agent will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a security at the office of the paying agent.

          Except as provided above, owners of beneficial interests in a permanent global security will not be entitled to receive physical delivery of securities in definitive form and will not be considered the holders of these securities for any purpose under the applicable indenture, and no permanent global security will be exchangeable, except for another permanent global security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Each person owning a beneficial interest in a permanent global security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

          We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

          The Depository Trust Company. The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, the Depositary eliminates the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

          We believe that the sources from which the information in this section concerning the Depositary and the Depositary’s system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

          Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Indirect access to Clearstream, is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

          Distributions with respect to senior debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

          Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

          Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

          Distributions with respect to senior debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

          Initial settlement for the senior debt securities will be made in immediately available funds. Secondary market trading between participants in the Depositary will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

          Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets the settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

          Because of time-zone differences, credits of senior debt securities received in Clearstream or Euroclear as a result of a transaction with a participant in the Depositary will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of senior debt securities by or through a Clearstream Participant or a Euroclear Participant to a participant in the Depositary will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

          Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Discharge; Defeasance and Covenant Defeasance

          We may discharge certain obligations to the holders of any senior debt securities of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) if we deposit with the trustee, in trust, funds in the currency in which such senior debt securities are payable in an amount sufficient to pay the entire indebtedness on such senior debt securities with respect to principal and any premium and interest to the date of such deposit (if such debt securities have then become due and payable) or to the maturity date of such senior debt securities, as the case may be.

          We also may, at our option, elect to:

•

discharge any and all of our and CIT’s obligations with respect to the senior debt securities of such series, except for, among other things, our obligation to register the transfer or exchange of the senior debt securities and to maintain an office or agency with respect to such senior debt securities (which we refer to in this prospectus as “defeasance”); or

•

release ourselves and CIT from our and CIT’s obligation to comply with certain restrictive covenants under the indenture, and to provide that any failure to comply with such obligations shall not constitute a default or an event of default with respect to such series of senior debt securities (which we refer to in this prospectus as “covenant defeasance”).

          Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us or CIT with the trustee, in trust, of an amount in U.S. dollars or in the foreign currency in which such senior debt securities are payable at stated maturity, or government obligations, or both, applicable to such senior debt securities which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such senior debt securities on the scheduled due dates.

          Such trust may only be established if, among other things:

•

the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

no event of default or event which with notice or lapse of time or both would become an event of default with respect to the series of senior debt securities to be defeased shall have occurred and be continuing on the date of establishment of such trust; and

•

we shall have (i) delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, in and by themselves, would not cause the holders of the series of senior debt securities to be defeased to recognize income, gain or loss for U.S. federal income tax purposes, and (ii) either, (a) delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, in and by themselves, would not cause the holders of the senior debt securities to recognize income, gain or loss for Canadian federal income tax purposes or cause payments under the senior debt securities or the guarantee to be subject to Canadian withholding tax; or (b) indemnified holders of the senior debt securities for income, gain or loss, for Canadian federal income tax purposes and for Canadian withholding tax purposes, as each is directly attributable to such defeasance or covenant defeasance in and by themselves, without limiting our obligation to pay additional amounts as provided under the heading “Description of the Senior Debt Securities—Payment of Additional Amounts.”

          In the case of a defeasance, we must also deliver any ruling to such effect received from or published by the United States Internal Revenue Service.

Payment of Additional Amounts

          We, or CIT pursuant to the guarantees, will, subject to certain exceptions and limitations set forth below, pay such additional amounts to the beneficial owner of any series of the senior debt securities, as applicable, who is a non-resident of Canada (for purposes of the Income Tax Act (Canada)) as may be necessary in order that every net payment of the principal of and interest on such security and any other amounts payable on such series of senior debt securities, as applicable, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Canada (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such senior debt security to be then due and payable. We, or CIT pursuant to the guarantees, will not, however, be required to make any payment of additional amounts to any beneficial owner for or on account of:

•

any such tax, assessment or other governmental charge that would not have been so imposed but for a present or former connection (including, without limitation, carrying on business in Canada or a Province of Canada or having a permanent establishment or fixed base in Canada or a Province of Canada) between such owner or the beneficial owner of a senior debt security and Canada or a political subdivision or taxing authority of or in Canada, other than merely holding such senior debt security or receiving payments with respect to such senior debt security;

•	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge with respect to such senior debt security;

•

any tax, assessment or other governmental charge imposed by reason that such owner or beneficial owner of a senior debt security does not deal at arm’s length, within the meaning of the Income Tax Act (Canada), with us;

•	any tax, assessment or other governmental charge that is levied, collected or imposed otherwise than by deduction or withholding from payments on or in respect of any such senior debt security;

•

any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the residence or identity of the beneficial owner of such senior debt security, if such compliance is required by Canada or any political subdivision or taxing authority of or in Canada as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

•	any combination of the items listed above.

          Such additional amounts also will not be paid with respect to any payment on the applicable series of senior debt securities to a non-resident of Canada (for purposes of the Income Tax Act (Canada)) who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Canada (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the security directly.

          Any amounts paid under or with respect to the applicable series of senior debt securities, or CIT’s guarantees, to a non-U.S. holder will be paid without withholding or deduction for any taxes, assessments or other governmental charges imposed or levied by or on behalf of any U.S. taxing authority. If any such taxes, assessments or other governmental charges are nonetheless required to be withheld or deducted, we or CIT, as applicable, will pay additional amounts so that the net amount paid to such holder, after withholding or deducting the taxes, assessments or other governmental charges, is not less than the amount then due and payable on the applicable series of senior debt securities. This obligation to pay additional amounts in respect of U.S. taxes, assessments or other governmental charges will not apply:

•

to a tax, assessment, or governmental charge that is imposed or withheld by reason of the holder, or a fiduciary, settlor, beneficiary, partner, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company or corporation, (a) being or having been engaged in a trade or business in the United States or having a permanent establishment or fixed base in the United States; (b) having a current or former relationship with the United States (such as citizenship, nationality, residence or existence of a place of business within the United States), other than holding or owning senior debt securities or receiving payments with respect thereto; (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company, or a controlled foreign corporation, as such terms are defined under the U.S. Internal Revenue Code; (d) being or having been a “10 percent shareholder” of CIT as defined in section 871(h)(3) of the U.S. Internal Revenue Code; or (e) holding a note pursuant to a loan agreement entered into in the ordinary course of business of a bank, within the meaning of section 881(c)(3)(A) of the U.S. Internal Revenue Code.

•	to an estate, inheritance, gift, sales, transfer, or personal property tax or a similar tax, assessment, or governmental charge with respect to a senior debt security;

•	any tax, assessment or other governmental charge that is levied, collected or imposed otherwise than by deduction or withholding from payments on or in respect of a senior debt security;

•

to a tax, assessment or governmental charge that is imposed or withheld because the holder failed to comply with certification, identification, or other reporting requirements concerning the nationality, residence, identity, or connection with the United States of the holder or beneficial owner of the applicable series of senior debt securities, if compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;

•

to a tax, assessment or governmental charge imposed on or with respect to any payment by us or CIT to the holder if such holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that such tax, assessment or governmental charge would not have been imposed on such payment had such holder been the sole beneficial owner of such senior debt security; or

•	any combination of any of the above.

          Such additional amounts also will not be payable where, had the beneficial owner of a senior debt security been the holder, it would not have been entitled to payment of additional amounts by reason of the clauses above.

          Where this prospectus mentions, in any context, the payment of principal of, or interest on, or in respect of, a series of senior debt securities, or the net proceeds received on the sale or exchange of such senior debt securities, this amount shall be deemed to include the payment of additional amounts provided for in the indenture to the extent that the additional amounts are, were or would be payable under the indenture.

Redemption for Taxation Reasons

          A series of senior debt securities may be redeemed in whole but not in part prior to maturity, at the option of CIT Group Funding Company, upon the giving of notice of redemption as set forth below, at the principal amount thereof, together with accrued and unpaid interest thereon to the date fixed for redemption, if, in the opinion of independent counsel of recognized standing (which may be Shearman & Sterling LLP or Blake, Cassels & Graydon LLP), CIT Group Funding Company or CIT is, or on the next date on which any amount would be payable in respect of the applicable senior debt securities, will be obligated to pay additional amounts in respect of the senior debt securities pursuant to the terms and conditions thereof as a result of (a) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of Canada or of the United States affecting taxation which becomes effective on or after the date of this prospectus; or (b) any change in the official position regarding the application, administration, or interpretation of the laws, treaties, regulations or rulings of Canada or of the United States (including a holding, judgment, or order by a court of competent jurisdiction), on or after the date of this prospectus; provided, that CIT Group Funding Company or CIT, as the case may be, cannot avoid payment of additional amounts by (i) filing a form, certificate, or other document with the appropriate taxing authority, the preparation or filing of which form, certificate, or other document, or any conditions or undertakings contained therein, does not cause any material detriment or material expense to CIT Group Funding Company or CIT or (ii) taking some other action which in their reasonable judgment is purely ministerial and does not cause any material detriment or material expense to CIT Group Funding Company or CIT; provided further, that CIT Group Funding Company or CIT shall have delivered to the trustee a certification stating that the obligation to pay additional amounts cannot be avoided and a notice specifying the date for redemption of the applicable series of senior debt securities shall have been given to the holders of such senior debt securities not less than 30 nor more than 60 calendar days’ before the date specified for redemption and not earlier than 90 calendar days prior to the earliest date on which CIT Group Funding Company or CIT would be obliged to make such payment of additional amounts or withholding.

Paying Agent

          The trustee will serve as securities registrar, paying agent, transfer agent and authenticating agent for the senior debt securities. The trustee has been initially designated as paying agent by us with respect to payments on the senior debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, or interest on, the senior debt securities is payable.

Concerning the Trustee

          The Bank of New York will act as trustee under the indenture, as permitted by the terms thereof. At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

          The trustee may resign at any time by giving us written notice or may be removed:

•	by act of the holders of a majority in principal amount of a series of outstanding senior debt securities; or

•

if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) becomes incapable of acting as trustee; or (iv) or a court takes certain actions relating to bankruptcy, insolvency or reorganization.

          If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we and CIT, by or pursuant to applicable board resolutions, will promptly appoint a successor trustee or trustees with respect to the senior debt securities. We will give written notice to holders of the relevant series of senior debt securities, of each resignation and each removal of the trustee with respect to the senior debt securities of such series and each appointment of a successor trustee. Upon the appointment of any successor trustee, we, CIT, the retiring trustee and such successor trustee, will execute and deliver a supplemental indenture in which each successor trustee will accept such appointment and which will contain such provisions as necessary or desirable to transfer to such successor trustee all the rights, powers, trusts and duties of the retiring trustee with respect to the relevant series of senior debt securities.

          The trustee may be contacted at the following address: The Bank of New York: 1 Wall Street, New York, N.Y., 10286. Holders of senior debt securities may obtain a copy of the indenture or any other documents relating to the senior debt securities by contacting us, CIT or the trustee.

Governing Law

          The senior debt securities and the related guarantees are governed by, and are to be construed in accordance with, the laws of the State of New York and of the United States, applicable to agreements made and to be performed wholly within those jurisdictions.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the senior debt securities offered by this prospectus. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

          This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local, non-U.S. tax consequences of the purchase, ownership and disposition of the senior debt securities. This summary addresses only senior debt securities held as capital assets within the meaning of the Code (generally, property held for investment) and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•

persons holding our senior debt securities, as applicable, as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

In addition, with respect to a particular offering of senior debt securities, the discussion below must be read with the discussion of material U.S. federal income tax consequences that may appear in the relevant prospectus supplement or any pricing supplement for that offering.

          As used herein, a “U.S. Holder” is a beneficial owner of senior debt securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

          A “Non-U.S. Holder” is any beneficial owner of a debt security that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

          If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds senior debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding senior debt securities, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the senior debt securities by the partnership.

THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SENIOR DEBT SECURITIES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SENIOR DEBT SECURITIES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Taxation of U.S. Holders

          Payments of Interest. Except as set forth below, interest on senior debt securities generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time that such interest is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

          Original Issue Discount. Special tax accounting rules apply to senior debt securities issued with “original issue discount” (“OID”) for U.S. federal income tax purposes (“OID senior debt securities”). In general, senior debt securities will be treated as issued with OID if the “issue price” of the senior debt securities is less than their “stated redemption price at maturity” unless the amount of such difference is de minimis (i.e., less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity). Regardless of the regular method of accounting used by a U.S. Holder for U.S. federal income tax purposes, OID generally must be accrued into gross income on a constant yield basis, in advance of the receipt of some or all of the cash attributable to such OID.

          The “issue price” of senior debt securities will be the initial offering price to the public at which a substantial amount of the senior debt securities is sold for cash (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of senior debt securities is the sum of all payments to be made on the senior debt securities other than “qualified stated interest” payments. A “qualified stated interest” payment is stated interest that is unconditionally payable at least annually at a single fixed rate (appropriately taking into account the length of the interval between payments).

          For OID senior debt securities having a term to maturity of more than one year, the amount of OID includible in gross income by a U.S. Holder of the OID senior debt securities is the sum of the “daily portions” of OID with respect to the OID senior debt securities for each day during the taxable year in which such U.S. Holder held the OID senior debt securities (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to such accrual period.

          The amount of OID allocable to any accrual period is equal to the excess (if any) of (i) the product of the “adjusted issue price” of the OID senior debt securities at the beginning of such accrual period and the yield to maturity of the OID senior debt securities, as determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (ii) the sum of any qualified stated interest payments allocable to the accrual period. For this purpose, accrual periods may be of any length and may vary in length over the term of the OID senior debt securities provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period.

          The adjusted issue price of OID senior debt securities at the start of any accrual period is equal to the issue price, increased by the accrued OID for each prior accrual period, and reduced by any prior payments with respect to the OID senior debt securities that were not qualified stated interest payments. The following rules apply to determine the amount of OID allocable to an accrual period:

•

if an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval;

•

if the accrual period is the final accrual period, the amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the note at the beginning of the final accrual period; and

•	if all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method.

          Under the constant yield method for accruing OID, a U.S. Holder generally will have to include in gross income increasingly greater amounts of OID in successive accrual periods.

          Senior debt securities may contain provisions allowing the senior debt securities to be redeemed prior to their stated maturity date at our option or at the option of holders. For purposes of determining yield and maturity, senior debt securities that may be redeemed prior to their stated maturity date at the option of the issuer generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Conversely, senior debt securities that may be redeemed prior to their stated maturity date at the option of the holder generally will be treated from the time of issuance as having a maturity date for U.S. federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. If the exercise of such an option does not occur, contrary to the assumptions made as of the issue date, then solely for purposes of the accrual of OID, the senior debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price.

          We are required to report to the IRS the amount of OID accrued in respect of OID senior debt securities held of record by persons other than corporations and other exempt holders.

          Short-Term Senior Debt Securities. In the case of senior debt securities that that have a fixed maturity of one year or less (“short-term senior debt securities”), all payments, including all payments of stated interest, will be included in the stated redemption price at maturity. The short-term senior debt securities will be treated for U.S. federal income tax purposes as having been issued with OID in the amount of the difference between their issue price and stated redemption price at maturity (unless the U.S. Holder elects to compute OID using tax basis instead of issue price). In general, U.S. Holders that use the accrual method of accounting for U.S. federal income tax purposes and certain other U.S. Holders are required to accrue OID in respect of short-term senior debt securities into gross income either on a straight-line basis or, if a U.S. Holder so elects, on a constant yield basis using daily compounding. U.S. Holders that are individuals and certain other U.S. Holders that use the cash method of accounting for U.S. federal income tax purposes are not required to accrue OID on short-term senior debt securities in advance of the receipt of payment unless they elect to do so. If such a U.S. Holder does not elect to accrue OID on short-term senior debt securities into gross income, then gain subsequently recognized upon the sale, retirement or other disposition of the short-term senior debt securities generally will be treated as ordinary interest income to the extent of the OID that has accrued through the date of such disposition. Furthermore, a non-electing U.S. Holder of short-term senior debt securities may be required to defer deductions for a portion of the U.S. Holder’s interest expense with respect to any indebtedness incurred or maintained to purchase or carry the short-term senior debt securities.

          Variable Rate Senior Debt Securities. Treasury regulations prescribe special rules for “variable rate debt instruments” that provide for the payment of interest based on certain floating or objective rates. In general, senior debt securities will qualify as variable rate debt instruments (“variable rate senior debt securities”) if (i) the issue price of the senior debt securities does not exceed the total non-contingent principal payments due in respect of the senior debt securities by more than an amount equal to the lesser of (A) 0.015 multiplied by the product of the total non-contingent principal payments and the number of complete years to maturity from the issue date and (B) 15% of the total non-contingent principal payments, and (ii) the senior debt securities provide for stated interest, paid or compounded at least annually, at “current values” of (A) one or more “qualified floating rates,” (B) a single fixed rate and one or more qualified floating rates, (C) a single “objective rate,” or (D) a single fixed rate and a single objective rate that is a “qualified inverse floating rate.” A current value of a rate is the value of the rate on any date that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

          A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable rate senior debt securities are denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 can constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable rate senior debt securities (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap), a minimum numerical limitation (i.e., a floor) or a restriction on the amount of increase or decrease in the stated interest (i.e., a governor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such restrictions are fixed throughout the term of the variable rate senior debt securities or are reasonably expected to not have a significant effect the yield on the variable rate senior debt securities.

          An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). An objective rate is a “qualified inverse floating rate” if the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The Treasury regulations also provide that if senior debt securities provide for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

          If variable rate senior debt securities provide for stated interest at either a single qualified floating rate or a single objective rate throughout their term, and such interest is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such variable rate senior debt securities will constitute qualified stated interest that is included in gross income by U.S. Holders as received or accrued in accordance with their regular methods of accounting for U.S. federal income tax purposes. Thus, such variable rate senior debt securities generally will not be treated as having been issued with OID unless the variable rate securities are sold at a discount from their stated principal amount, subject to a de minimis exception. In general, the amount of qualified stated interest and OID, if any, that accrues during an accrual period on such variable rate senior debt securities is determined under the rules described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable rate senior debt securities. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest that was accrued under the foregoing approach.

          For other variable rate senior debt securities, the timing and amount of OID and qualified stated interest will be determined by converting the variable rate senior debt securities into “equivalent fixed rate debt instruments.” The conversion of the variable rate senior debt securities into equivalent fixed rate debt instruments generally involves substituting for any qualified floating rate or qualified inverse floating rate a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the issue date, or substituting for any objective rate (other than a qualified inverse floating rate) a fixed rate that reflects the yield that is reasonably expected for the variable rate senior debt securities. In the case of variable rate senior debt securities that provide for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the variable rate senior debt securities provide for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the variable rate senior debt securities as of their issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse rate, the variable rate senior debt securities are then converted into equivalent fixed rate debt instruments in the manner described above.

          Once the variable rate senior debt securities are converted into equivalent fixed rate debt instruments pursuant to the foregoing rules, the timing and amount of OID and qualified stated interest, if any, are determined for the equivalent fixed rate debt instruments by applying the general OID rules to the equivalent fixed rate debt instruments. A U.S. Holder of such variable rate senior debt securities will account for OID and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instruments. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the equivalent fixed rate debt instruments in the event that such amounts differ from the actual amount of interest accrued or paid on the variable rate senior debt securities during the accrual period.

          Contingent Payment Senior Debt Securities. If senior debt securities provide for variable rates of interest or other contingent payments but fail to qualify as variable rate senior debt securities under the rules described above, then the senior debt securities may become subject to the Treasury regulations governing “contingent payment debt instruments” (“contingent payment senior debt securities”). Under these Treasury regulations, a U.S. Holder of contingent payment senior debt securities generally would be required to accrue interest income each taxable year based upon a “comparable yield” for a hypothetical fixed rate debt instrument with no contingent payments but with terms and conditions otherwise similar to the contingent payment senior debt securities. We would be required to determine the comparable yield and prepare, solely for U.S. federal income tax purposes, a projected payment schedule that includes all non-contingent payments and estimates of the amount and timing of all contingent payments on the senior debt securities.

          If the actual contingent payments made on the contingent payment senior debt securities in a taxable year differ from the projected contingent payments set forth on the projected payment schedule, adjustments will be made for such differences. A net positive adjustment for the amount by which actual contingent payments during the taxable year exceed the projected contingent payments for such taxable year, will be treated as additional interest income. A net negative adjustment for the amount by which actual contingent payments during the taxable year are less than the projected contingent payments for such taxable year (i) first, will reduce the amount of interest required to be accrued in the current taxable year, (ii) second, any negative adjustments that exceed the amount of interest accrued in the current year will be treated as ordinary loss to the extent that the total interest inclusions previously accrued in respect of the contingent payment senior debt securities exceed the total amount of net negative adjustments treated as ordinary loss in prior taxable years, and (iii) third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

          Upon the sale, retirement or other disposition of contingent payment senior debt securities, any gain recognized by a U.S. Holder would be treated as ordinary income. Any loss arising in such a disposition would be treated as an ordinary loss to the extent of any prior interest inclusions in respect of the contingent payment senior debt securities that have not previously been reversed. The balance of such loss generally would constitute a capital loss.

          The U.S. federal income tax treatment of any senior debt securities that will be treated as contingent payment senior debt securities subject to these Treasury regulations will be more fully described in the relevant prospectus supplement or any pricing supplement. The rules regarding contingent payment senior debt securities are complex. U.S. Holders should carefully examine the relevant prospectus supplement and any pricing supplement for any such senior debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such senior debt securities before deciding to purchase such senior debt securities.

          Market Discount. If a U.S. Holder purchases senior debt securities (other than senior debt securities purchased at original issue at or above the issue price and other than short-term senior debt securities) for an amount that is less than their stated redemption price at maturity, or, in the case of OID senior debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any payments received in respect of the senior debt securities, other than payments of qualified stated interest, and any gain derived from the sale, retirement or other disposition of the senior debt securities, as ordinary income to the extent of the market discount that has accrued on the senior debt securities (on a ratable basis or, at the election of the U.S. Holder, a constant yield basis) but has not previously been included in gross income by the U.S. Holder. In addition, a U.S. Holder may be required to defer until the maturity of the senior debt securities, or their earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred to purchase or carry such senior debt securities.

          A U.S. Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described above regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

          Acquisition Premium. If a U.S. Holder acquires OID senior debt securities for an amount greater than their adjusted issue price but less than the sum of all amounts (other than qualified stated interest) payable with respect to the OID senior debt securities after the date of acquisition, the OID senior debt securities will be treated as acquired at an acquisition premium. For OID senior debt securities acquired with acquisition premium, the amount of OID that the U.S. Holder must include in gross income with respect to the OID senior debt securities for any taxable year will be reduced by the portion of acquisition premium properly allocable to such taxable year.

          Amortizable Bond Premium. If a U.S. Holder purchases senior debt securities for an amount in excess of the sum of all amounts payable on the senior debt securities after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the senior debt securities at a “premium” for U.S. federal income tax purposes. In such case, the U.S. Holder generally may elect to amortize the premium over the remaining term of the senior debt securities, on a constant yield method, as an offset to interest includible in gross income with respect to the senior debt securities, and the U.S. Holder would not be required to include OID, if any, in gross income in respect of the senior debt securities. In the case of senior debt securities that provide for alternative payment schedules, the amount of premium generally is determined by assuming that a holder will exercise or not exercise options in a manner that maximizes the holder’s yield, and that the issuer will exercise or not exercise options in a manner that minimizes the holder’s yield. Any election to amortize premium would apply to all senior debt securities (other than senior debt securities the interest on which is excludable from gross income) held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

          Election to Treat All Interest as OID. U.S. Holders may elect to treat all interest in respect of senior debt securities as OID and to calculate the amount includible in gross income for any taxable year under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount,

OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. Holder makes this election for senior debt securities with amortizable bond premium, the election is treated as an election under the amortizable bond premium rules described above and the electing U.S. Holder will be required to amortize bond premium for all other debt instruments with amortizable bond premium held or subsequently acquired by the U.S. Holder. The election to treat all interest as OID must be made for the taxable year in which the U.S. Holder acquires the senior debt securities, and the election may not be revoked without the consent of the IRS. Prospective investors should consult their own tax advisors before making this election.

          Sale, Retirement or Other Taxable Disposition of Senior Debt Securities. Upon the sale, retirement or other taxable disposition of senior debt securities, a U.S. Holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the senior debt securities. In general, the U.S. Holder’s adjusted tax basis of the senior debt securities will equal the U.S. Holder’s cost for the senior debt securities, increased by all accrued OID or market discount previously included in gross income and reduced by any amortized premium and any cash payments previously received in respect of the senior debt securities other than qualified stated interest payments. Except as described above with respect to certain short-term senior debt securities, contingent payment senior debt securities and senior debt securities acquired at a market discount, and except with respect to gain or loss attributable to changes in exchange rates (as discussed below), such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition the senior debt securities have been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2009), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

          Foreign Currency Senior Debt Securities. In the case of senior debt securities denominated in a foreign currency (“foreign currency senior debt securities”), U.S. Holders will need to calculate and convert income into U.S. dollar values, and may be required to account for gain or loss in respect of exchange rate fluctuations, in accordance with special rules. In general, if an interest payment is made in a foreign currency to a U.S. Holder who is not required to accrue such interest prior to its receipt, the U.S. Holder will be required to include in gross income the U.S. dollar value of the interest payment, determined by translating the interest payment at the “spot rate” in effect for the foreign currency on the date that payment is received, regardless of whether the payment in fact is converted into U.S. dollars. The U.S. Holder will not recognize any exchange gain or loss with respect to the receipt of the interest payment.

          A U.S. Holder who is required, under its method of accounting, to accrue interest on foreign currency senior debt securities prior to the receipt of the interest payment will be required to include in gross income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating interest at the average rate of exchange for the period or periods during which interest accrued. Upon receipt of an interest payment on the foreign currency senior debt securities (or the receipt of payment of sale or other disposition proceeds attributable to unpaid interest that was previously accrued into gross income), such a U.S. Holder will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the payment, determined by translating the foreign currency received at the spot rate in effect for such foreign currency on the date received, and the U.S. dollar value of the interest income that the U.S. Holder has previously included in gross income with respect to the payment. Any exchange gain or loss generally will be treated as ordinary income or loss, but will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

          For purposes of translating interest accruals under the foregoing rules, the average rate of exchange for an interest accrual period generally is the simple average of the exchange rates in effect for each business day of the application period (or another average that is reasonably derived and consistently applied by the U.S. Holder). A U.S. Holder may elect, however, to translate interest accruals at the spot rate in effect on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the U.S. Holder’s taxable year), or on the date that the interest payment is received if that date is within five business days of the end of the accrual period. The election would apply to all foreign currency senior debt securities held or subsequently acquired by the

U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

          The amount of OID on foreign currency senior debt securities will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by a U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes, as described above. Likewise, a U.S. Holder will recognize exchange gain or loss when payments attributable to the OID are made to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of the payment (determined by translating any foreign currency received at the spot rate for the foreign currency on the date of payment). For this purpose, all receipts on foreign currency senior debt securities will be viewed (i) first, as the receipt of any periodic interest payments provided under the terms of the foreign currency senior debt securities, (ii) second, as the receipt of previously accrued OID (to the extent of such OID), with payments considered made beginning with the earliest accrual periods, and (iii) thereafter, as the receipt of principal.

          If a U.S. Holder purchases foreign currency senior debt securities by making payment in the relevant foreign currency, then the initial tax basis of the foreign currency senior debt securities will be the U.S. dollar value of the foreign currency paid, determined at the time of purchase. In the case of foreign currency senior debt securities that are traded on an established securities market, a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects) will determine the U.S. dollar value of the cost of the foreign currency senior debt securities by translating the amount paid at the spot rate in effect on the settlement date of the purchase. A U.S. Holder who purchases foreign currency senior debt securities with previously owned foreign currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the U.S. Holder’s adjusted tax basis in the foreign currency and the fair market value of the foreign currency senior debt securities, in U.S. dollars, on the date of purchase. The exchange gain or loss will be ordinary income or loss.

          When determining the amount of any gain or loss recognized by a U.S. Holder on the sale, retirement or other taxable disposition of foreign currency senior debt securities, the amount realized will be the U.S. dollar value of the amount realized in the foreign currency (other than amounts attributable to accrued but unpaid interest, which generally will be treated as a payment of interest), determined at the time of the sale, retirement or other taxable disposition and in accordance with the U.S. Holder’s applicable method of accounting for U.S. federal income tax purposes. In the case of foreign currency senior debt securities that are denominated in a foreign currency and traded on an established securities market, a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects) will determine the U.S. dollar value of the amount realized by translating at the spot rate in effect on the settlement date of the sale. A U.S. Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and disposition of foreign currency senior debt securities. Such gain or loss generally will be treated as ordinary income or loss from U.S. sources. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the sale, retirement or other taxable disposition of the foreign currency senior debt securities.

          A U.S. Holder’s tax basis in foreign currency received as interest on foreign currency senior debt securities will be the U.S. dollar value of the interest payment at the spot rate in effect on the date that the foreign currency is received. The tax basis in foreign currency received on the sale, retirement or other taxable disposition of foreign currency senior debt securities will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, retirement or other taxable disposition in the manner described above. Any gain or loss recognized by a U.S. Holder on a taxable disposition of the foreign currency will be ordinary income or loss, but will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

          Special rules apply to foreign currency senior debt securities that are denominated in one of certain hyperinflationary currencies, or that are denominated in multiple currencies. Prospective investors should carefully examine the relevant prospectus supplement and any pricing supplement for any such senior debt securities and should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of such senior debt securities before deciding to purchase such senior debt securities.

          Reportable Transactions. Treasury regulations dealing with the disclosure of certain “reportable transactions” could apply to investments in senior debt securities in some circumstances. In particular, under the Treasury regulations, a sale, retirement or other taxable disposition of foreign currency senior debt securities would be subject to disclosure requirements if such sale, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. Prospective investors in foreign currency senior debt securities should consult their own tax advisors to determine the disclosure obligations, if any, with respect to an investment in the senior debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

U.S. Federal Income Taxation of Non-U.S. Holders

          Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding:

           (a) payments of principal, interest (including OID, if any) and premium on the senior debt securities by CIT or our paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to CIT through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code;

•

the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the interest is not considered contingent interest under section 871(h)(4)(A) of the Code and the Treasury regulations thereunder; and

•	the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and

          (b) a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other taxable disposition of the senior debt securities, unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

          The certification requirement referred to in subparagraph (a) above will be fulfilled if (i) the beneficial owner of the senior debt securities certifies on IRS Form W-8BEN or other successor form, under penalties of perjury, that such beneficial owner is not a U.S. person and provides its name and address, and (ii) the beneficial owner files IRS Form W-8BEN or other successor form with the withholding agent, or in the case of senior debt securities held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the beneficial owner and furnishes the withholding agent with a copy. With respect to senior debt securities held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership generally will be required to provide an IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner.

Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

          If a Non-U.S. Holder of senior debt securities is engaged in the conduct of a trade or business in the United States, and if premium (if any) or interest (including OID) on the senior debt securities, or gain realized on its sale, retirement or other taxable disposition of the senior debt securities is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder. See “U.S. Federal Income Taxation of U.S. Holders” above. In lieu of the certificates described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from withholding tax. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

          U.S. Holders. In general, a U.S. Holder (other than corporations and other exempt holders) will be subject to information reporting requirements with respect to payments of principal, premium, and interest (including OID) paid in respect of, and the proceeds from a sale, redemption or other disposition before maturity of, the senior debt securities. In addition, such a U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

          Non-U.S. Holders. In general, CIT or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of interest (including OID) on the senior debt securities paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on the senior debt securities provided that CIT or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person (as defined under the Code), and CIT or our paying agent has received from the Non-U.S. Holder an appropriate certification of non-U.S. status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of senior debt securities that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service on a timely basis. Non-U.S. Holders of senior debt securities should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

PLAN OF DISTRIBUTION

          We may sell the senior senior debt securities covered by this prospectus in any of the following three ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

          Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of senior debt securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

          In addition, we may enter into derivative transactions with third parties, or sell senior debt securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell senior debt securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use senior debt securities borrowed from us or others to settle such sales and may use senior debt securities received from us to close out any related short positions. We may also loan or pledge senior debt securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned senior debt securities or, in an event of default in the case of a pledge, sell the pledged senior debt securities pursuant to this prospectus and the applicable prospectus supplement.

          The terms of the offering of the senior debt securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, among other things:

•	the type of and terms of the senior debt securities offered;

•	the price of the senior debt securities;

•	the proceeds to us from the sale of the senior debt securities;

•	the names of the securities exchanges, if any, on which the senior debt securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of senior debt securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional senior debt securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

          If underwriters are used in the sale of senior debt securities, such senior debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The senior debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the senior debt securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such senior debt securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If dealers acting as principals are used in the sale of any senior debt securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the applicable prospectus supplement with respect to the senior debt securities being offered.

          Senior debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the senior debt securities remarketed thereby.

          The senior debt securities may be sold directly by us or through agents designated by us from time to time. In the case of senior debt securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the senior debt securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

          We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the senior debt securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

          Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for CIT or its subsidiaries in the ordinary course of business.

          Unless otherwise indicated in the applicable prospectus supplement, all senior debt securities offered by this prospectus will be new issues with no established trading market. We may elect to list any of the senior debt securities on one or more exchanges, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any senior debt securities. No assurance can be given regarding the activity of trading in, or liquidity of, any senior debt securities.

          Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the senior debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the senior debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the senior debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

          Unless otherwise indicated in a supplement to this prospectus, the validity of the securities will be passed upon for us by Shearman & Sterling LLP, New York, New York, Blake, Cassels & Graydon LLP, Toronto, Canada and Stewart McKelvey Stirling Scales, Nova Scotia, Canada.

EXPERTS

          The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Current Report on Form 8-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$                  % Senior Notes due

CIT GROUP FUNDING COMPANY OF CANADA
Fully, Unconditionally and Irrevocably Guaranteed by
CIT GROUP INC.

PROSPECTUS SUPPLEMENT
                 , 2006

Joint Book-Running Managers

Citigroup
Credit Suisse
Morgan Stanley